EXHIBIT 2.1

FILED                               BY: STATE AGENT AND TRANSFER SYND.
IN THE OFFICE OF THE                    PO BOX 2152
SECRETARY OF STATE OF THE               CARSON CITY, NEVADA  89702
STATE OF NEVADA
SEP 27, 1984
SECRETARY OF STATE
File # 6557-84
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                           ARTICLES OF INCORPORATION

                                      OF

                            NUMERIC TWO CORPORATION


The undersigned proposes to form a corporation under the laws of the State of Nevada, relating to private corporations, and to that end hereby adopts articles of incorporation as follows:

                                  ARTICLE ONE
                                     NAME

The name of the corporation is Numeric Two Corporation.


                                  ARTICLE TWO
                                   LOCATION

The principal office of the corporation is to be located at 123 Lake Glen Drive, City of Carson City, State of Nevada. Mailing address: Post Office Box 2152, Carson City, Nevada 89702.


                                 ARTICLE THREE
                                   PURPOSES

The nature of the business, or objects or purposes proposed to be transacted, promoted, or carried on by the corporation are as follows:

To engage in any lawful activity, subject to no expressed limitations, except as may be expressed from time to time specifically by the statutory laws of the State of Nevada. In order that all lawful activities shall be within the objects and purposes of the incorporation.


                                 ARTICLE FOUR
                                 CAPITAL STOCK

The total number of shares that the corporation may issue is 50 million shares of Common Stock having a par value of $ .001 each.

Said voting common stock shall be paid in at such time and upon such conditions as the Board of Directors may, by Resolution, direct (until and unless otherwise prescribed by Resolution of the stockholders adopted by a majority vote of voting shares

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outstanding as represented at such meeting, either in person or by proxy, at any regular meeting of voting shareholders or any at special meting of voting shareholders called therefore and held upon due notice) either in cash or by services rendered to the corporation, or by real or personal property transferred to it. Shares of voting common stock issued in exchange for property or services pursuant to a Resolution of the Board of Directors, shall thereupon become and be fully paid for, and shall be non-assessable forever, and determination of the Board of Directors as to the value of any property or services rendered by the corporation in exchange for stock shall be conclusive in the absence of actual fraud.

The stock of this corporation shall be issued by the corporation from time to time for such consideration as may be fixed by the Board of Directors thereof.

When so issued and determined by the Board of Directors to have been fully paid for, then the holders of the stock of this corporation shall not be held individually responsible as such for any debts, contracts, liabilities, or engagements of the corporation and shall not be liable for assessments to restore impairments in capital of the corporation, nor shall stock of this corporation be liable to assessment for any purpose.

Unless otherwise determined by the shareholders in regular or special meeting assembled by two-thirds (2/3) majority of all stockholders eligible to vote, voting by written ballot, no holder of stock of the corporation shall be entitled as such, as a matter of right, to purchase or subscribe for any stock of any class which the corporation may issue or sell, whether or not exchangeable for any stock of the corporation of any class or classes and whether out of unissued shares authorized by the articles of incorporation of the corporation as originally filed or by any amendment thereof or out of shares of stock of the corporation acquired by it after the issue thereof and whether issued for cash, labor done, personal property, or real property, or leases therefore. Nor, unless otherwise determined by the stockholders as set forth above, shall any holder of any shares of capital stock of the corporation, be entitle, as a matter of right, to purchase or subscribe for any obligation which the corporation may issue or sell that shall be convertible into or exchangeable for any shares of stock of the corporation, of any class or classes, or to which shall be attached or appurtenant any warrant or warrants or any other instrument or instruments that shall confer upon the holder or holders of such obligation the right to subscribe for or purchase from the corporation any shares of its capital stock of any class or classes.


                                 ARTICLE FIVE
                                   DIRECTORS

The numbers of the governing board of the corporation shall be named and styled as directors. The number of directors constitu-

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ting the first Board of Directors is three and the names and post office addresses of the first Board of Directors are:

1. Loula Mirando, 25 Jarvis Street, Fort Erie, Ontario, Canada
2. Cathy Mirona, 25 Jarvis Street, Fort Erie, Ontario, Canada
3. Betty Block, 123 Lake Glen Drive, Carson City, Nevada 89701


                                  ARTICLE SIX
                              ASSESSMENT OF STOCK

The capital stock of the corporation shall not be subject to pay debts of the corporation and no paid up stock and no stock issued as fully paid up shall ever be assessable or assessed.


                                 ARTICLE SEVEN
                                 INCORPORATORS

The name and post office address of the incorporator is:
Elizabeth R. Block, 123 Lake Glen Drive, Carson City, NV 89701.

                                 ARTICLE EIGHT
                              PERIOD OF EXISTENCE

The period of existence of this corporation shall be perpetual.


                                 ARTICLE NINE
                                GENERAL POWERS

To carry out the purposes of this corporation, within or without the State of Nevada, the United State of America, or any state, territory or subdivision thereof, without limitation, this corporation shall have the power to do by itself, as principal, as agent, whether so identified or not, as principal, surety, or guarantor, and in conjunction with any individual partnership, corporation, or other business entity, to exercise to the fullest all of the rights, powers and abilities without limitation except as provided by law. Should the laws of any domestic, foreign, or alien state, territory, country or political subdivision allow a broader scope of purposes, powers, and activities then should the laws of the State of Nevada, at any particular time, then the corporation shall have, as to all business done in such domestic, foreign or alien state, territory, country, or political subdivision, all such additional powers.


                                  ARTICLE TEN
                    AMENDMENT OF ARTICLES OF INCORPORATION

Except as provided by law of the State of Nevada, articles of incorporation of the corporation may be amended from time to time by a majority vote of all shareholders voting by written ballot

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in person or by proxy held at any general or special meeting of shareholders upon lawful notice.


                                ARTICLE ELEVEN
                           STATUTORY RESIDENT AGENT

The corporation does hereby name, constitute and appoint as its statutory resident agent within the State of Nevada for receipt of process and any other lawful purposes State Agent and Transfer Syndicate, Incorporated, 123 Lake Glen Drive, Carson City, Nevada, mailing address: Post Office Box 2152, Carson City, NV 89702, telephone number (702) 882-1013. This appointment of statutory resident agent shall be continuous unless otherwise changed by the Board of Directors of the corporation acting pursuant to the laws of the State of Nevada.


                                ARTICLE TWELVE
                               VOTING OF SHARES

In any election participated in by the shareholde4rs of this corporation, be it for election of a Board of Directors, or any member thereof, for amendment to these articles of incorporation, for a change of stock or otherwise to a alter that capital structure of the corporation, or for any other purpose, each shareholders shall have one vote for each share of stock he owns; either in person or by proxy as provided by law, and no more. Cumulative voting shall not prevail in any election by the shareholders of this corporation.


                               ARTICLE THIRTEEN
                        REGULATION OF CORPORATE AFFAIRS

The regular affairs of the corporation shall be managed and controlled by the Board of Directors who shall be elected annually at a regular meeting of the shareholders to be held at the principal office of the corporation or at such other location within or without the State of Nevada, within or without any state or territory of the United States, as the Board of Directors shall determine upon thirty (30) days' notice.

Each director shall, upon his election, serve until his successor is duly elected or appointed, and has replaced him. The Board of Directors shall appoint such executive officers including a President, one or more Vice-Presidents, a Secretary and a Treasurer, none of who need to be shareholders or directors, and any one of who may hold more than one office, but not more than three such offices. The Board of Directors may, from time to time, adopt By-laws for the control and operation of the affairs of the corporation which said by-laws, once adopted, not be amended unless by written vote of the majority of all the directors eligible to vote thereupon.

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IN WITNESS WHEREOF the undersigned, Elizabeth R. Stock has hereunto set her hand this 25 day of September, 1984.


INCORPORATOR:

/s/ Elizabeth R. Block
_____________________
Elizabeth R. Block



STATE OF NEVADA

COUNTY OF CARSON CITY

On Sept. 25, 1984, Elizabeth R. Block personally appeared before me, a notary public, and executed the above instrument.

                                            /s/ Mary Ann Dickens
                                            ___________________________
                                            Signature of Notary

Notary stamp or seal
     STAMP

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